UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 3, 2019

HARVARD BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

84 October Hill Road, Holliston, MA 01746
(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Second Amended and Restated Certificate of Incorporation of Harvard Bioscience, Inc. (the “Charter”), each class of the board of directors (the “Board”) of Harvard Bioscience, Inc. (the “Company”) must consist as nearly equal in number of directors as reasonably possible.  Following the resignation of Jeff Duchemin as a Class III director of the Board on July 7, 2019, the Board consisted of two Class I directors, three Class II directors and zero Class III directors.

In order to ensure that each class of the Board as nearly equal in number of directors as reasonably possible, effective as of September 3, 2019, John Kennedy resigned from his position as a Class II director and the remaining members of the Board unanimously re-elected Mr. Kennedy as a Class III director.  Following such resignation and election to Class III, Mr. Kennedy will continue as the Chairman and a member of Board’s Audit Committee and a member of its Compensation Committee.  Mr. Kennedy's resignation and re-election were effected solely to ensure that each class of the Board would consist as nearly equal in number of directors as reasonably possible as required by the Charter. For all other purposes, Mr. Kennedy's service on the Board is deemed to have continued uninterrupted without any break in service since he first joined the Board.

In addition, effective as of September 3, 2019, the Board also elected Mr. Alan Edrick as an additional Class III director of the Company.  Mr. Edrick is an independent director in accordance with the standards of the Securities and Exchange Commission and NASDAQ.  While Mr. Edrick was not appointed to any committees of the Board at the time of his initial election, the Board does expect to appoint Mr. Edrick to the Audit and Compensation Committees of the Board. Mr. Edrick will serve until the Company’s 2021 annual meeting of stockholders and until his successor is duly elected and qualified, or until his resignation or removal.

In connection with the election of Mr. Edrick to the Board, in accordance with the Company's non-employee director compensation policy and its Third Amended and Restated 2000 Stock Option and Incentive Plan, as amended, on September 10, 2019, he will be granted a non-qualified stock option to acquire shares of the Company’s common stock in an amount equal to the greater of (i) options having an aggregate Black-Scholes cash value of $134,400 at the time of grant, rounded to the nearest 100 shares, or (ii) options to acquire 25,000 shares. The options will have a term of ten years and an exercise price equal to the closing price for such common stock at the end of trading on such grant date. The stock options will vest in three equal installments on the first three anniversaries of such grant date.  In addition, in accordance with the Company's non-employee director compensation policy Mr. Edrick will also receive a deferred stock award of restricted stock units which will vest on December 31, 2019 and will be granted in lieu and satisfaction of the annual cash retainer compensation to be earned by Mr. Edrick for his service on the board and any committee of the Board during the remainder of 2019. The number of shares of common stock subject to such initial retainer award will be equal to the amount of cash that would have been received had the applicable retainer all been paid in cash, divided by the average daily closing market price of the Company’s common stock for the month of July, rounded to the nearest 100 shares.

On September 4, 2019, the Company issued a press release regarding the election of Mr. Edrick. The full text of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Press release of Harvard Bioscience, Inc. issued on September 4, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: September 4, 2019	By:	/s/ James Green
James Green
Chief Executive Officer